Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-04583) pertaining to the Equifax Inc. 401(k) Plan (formerly, Equifax Inc. Employees 401(k) Retirement and Savings Plan) of our report dated June 16, 2004, with respect to the financial statement of the Equifax Inc. 401(k) Plan (formerly, Equifax Inc. Employees 401(k) Retirement and Savings Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

June 24, 2005